[Helms Mulliss & Wicker, PLLC Letterhead]

June 14, 2007

Ruddick Corporation
301 S. Tryon Street, Suite 1800
Charlotte, North Carolina 28202

RE:  Registration Statement on Form S-8
1,000,000 Shares of Common Stock of Ruddick Corporation
Pursuant to Ruddick Retirement and Savings Plan

Ladies and Gentlemen:

In connection with the possible offering and sale from time to time of up to 1,000,000 shares of the common stock (the "Shares") of Ruddick Corporation, a North Carolina corporation (the "Corporation"), pursuant to the Ruddick Retirement and Savings Plan upon the terms and conditions set forth in the Registration Statement on Form S-8 (the "Registration Statement"), filed on June 14, 2007, by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the prospectus constituting a part thereof (the "Prospectus"), we are of the opinion that when (a) the Registration Statement shall become effective, and (b) the Shares have been issued upon the terms and conditions set forth in the Registration Statement and the Prospectus, the Shares will be validly authorized and legally issued, fully paid and nonassessable.

            We hereby consent (1) to be named in the Registration Statement and in the Prospectus as attorneys who will pass upon the legality of the Shares, and (2) to the filing of a copy of this opinion as Exhibit 5.1 of the Registration Statement.

                                                                                   Very truly yours,

                                                                                   /s/ HELMS MULLISS & WICKER, PLLC